Exhibit 15.11

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Infosys Limited:

We consent to the incorporation by reference in the registration statement (No. 333-32196) on Form S-8 of Infosys Limited of our report dated June 12, 2017 except for Note 2.13, 2.16, 2.17, 2.18 and 2.20, which are as of June 19, 2019, with respect to the consolidated statement of comprehensive income of Infosys Limited and its subsidiaries for the year ended March 31, 2017 and related consolidated statement of changes in equity and cash flows for the year ended March 31, 2017, which report appears in the March 31, 2019 annual report on Form 20-F of Infosys Limited.

/s/ KPMG
Bengaluru, India
June 19, 2019